Exhibit 99.1

PRESS RELEASE

NORTH AMERICAN SCIENTIFIC REPORTS FISCAL FOURTH QUARTER AND FULL YEAR FISCAL 2008 FINANCIAL RESULTS

➢ Thirteenth  Consecutive Quarter of Year-Over-Year Radiation Sources Revenue Growth
➢ Company experiences 22% growth in Prostate Therapeutic Sales

Chatsworth, CA – January 29, 2008 — North American Scientific, Inc. (Nasdaq: NASM), operating as NAS Medical, today announced financial results for its fiscal fourth quarter ended October 31, 2008. For the fourth quarter of fiscal 2008, the Company reported revenues from continuing operations of approximately $3.3 million, a 2% increase over the fourth quarter of the prior year, and a net loss from continuing operations of $2.8 million, or $0.15 per share, compared to the net loss from continuing operations for the fourth quarter of the prior fiscal year of $3.5 million, or $0.60 per share. Continuing operations exclude the discontinued operations of the NOMOS® Radiation Oncology business sold in September 2007 and the sale of our Non-Therapeutic product line completed in September 2008.

“During the 4th quarter, we continued to execute in our base prostate business,” said John Rush, President and Chief Executive Officer of North American Scientific. “We grew our prostate business for the 13th quarter in a row, we increased our margins by more than 20% over the prior year’s quarter, and in the fourth quarter of 2008 we reduced our cash burn from operations by $1.1 million as compared to the fourth quarter of 2007.  Additionally, we initiated and subsequently completed the sale of our Non-Therapeutic business allowing us to focus on our treatment opportunities, and we continued to gain experience with our ClearPath HDR device for breast cancer local radiation treatment, with the expectations of a 2009 launch of the product.”

Fourth Quarter Financial Results

For the fourth quarter of fiscal 2008, the Company reported revenues from continuing operations of approximately $3.3 million compared with revenues from continuing operations of $3.2 million for the fourth quarter of fiscal 2007. The 2% increase from the prior year was primarily due to a $0.1 million increase in sales of the Company’s palladium brachytherapy seeds.

The net loss from continuing operations for the fourth quarter of fiscal 2008 was $2.8 million, or $0.15 per share, compared with the net loss from continuing operations for the fourth quarter of fiscal 2007 of $3.5 million, or $0.60 per share. The $0.7 million decrease in the net loss from continuing operations was primarily due to a $0.1 million increase in gross profit combined with decreases in General & Administrative costs of $0.5 million and a $0.3 million decrease in interest and other expenses, which was offset by a $0.2 million increase in selling expenses.

At the end of the fourth quarter of fiscal 2008, the Company had $2.3 million in cash and cash equivalents, compared with $0.6 million at the end of fiscal year 2007.  Through the fourth quarter of fiscal 2008, the Company used $2.5 million cash to fund continuing operations, compared with $3.6 million in the fourth quarter of the prior year. As of October 31, 2008, the Company had $1.4 million in interest-bearing debt outstanding.  The Company’s independent registered public accounting firm's report on the Company's financial statements for the fiscal year ended October 31, 2008 will include a going concern qualification. The Company believes that its current cash balances combined with borrowing available under its credit facility will allow it to continue operations through March, 2009, by which time the Company will need to raise additional financing.

Full Year 2008 Financial Results

For the fiscal year ended 2008, the Company reported revenues from continuing operations of approximately $13.9 million compared with revenues of $11.4 million for the fiscal year ended 2007, a 22% increase. The increase in revenues primarily reflects an increase in sales volume and a shift in product mix to our palladium brachytherapy seeds.

The net loss from continuing operations for fiscal year ended 2008 was $16.2 million, or $1.02 per share, compared with the net loss from continuing operations for the fiscal year ended 2007 of $12.1 million, or $2.06 per share. The $4.1 million increase in net loss from continuing operations was due to a $0.9 million increase in selling expenses, a $0.6 million increase in General & Administrative costs, $2.0 million increased spending on research and development related to ClearPath devices, $1.4 million increase in severance costs, a $0.6 million increase in interest and other expenses and a $0.3 million increase in fair value for derivatives, offset by a $1.7 million increase in gross profit.

Conference Call

The Company will host an investor conference call to review its fiscal fourth quarter 2008 financial results and latest corporate developments today, January 29, 2008, beginning at 1:30 PM PST. The dial-in number for the conference call is 800-706-7748 for domestic participants and 617-614-3473 for international participants, using the pass code 81381920.

A live webcast of North American Scientific's conference call will be available over the Internet through its website at www.nasmedical.com in the Investor Center. For those who cannot listen to the live webcast, a taped replay of the call will be available beginning approximately one hour after the call’s conclusion and will remain available for seven days.  It can be accessed at the same site shortly after the call, or by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, using the passcode 70394270.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and  SurTRAK™ needles and strands used primarily in the treatment of prostate cancer.  In addition, the Company has continued to gain clinical experience with its ClearPath™ multi-channel catheter breast brachytherapy devices. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.  Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets
(in thousands, except share data)

	October 31,	October 31,
	2008	2007
Assets

Current assets

Cash and cash equivalents	$2,256	$609
Accounts receivable, net of reserves	1,907	2,296
Inventories, net of reserves	796	984
Prepaid expenses and other current assets	943	724
Receivable from sale of assets	2,190	---
Assets of discontinued operations	---	636

Total current assets	8,092	5,249

Equipment and leasehold improvements, net	1,412	824
Intangible assets, net	98	103
Other assets	34	---

Total assets	$9,636	$6,176

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Lines of credit, net of discount	$ ---	$3,241
Short-term portion of long-term debt, net of discount	376	---
Warrant derivative	---	173
Accounts payable	1,732	2,564
Accrued expenses	3,152	3,110

Total current liabilities	5,260	9,088

Long-term debt, net of discount	988	---
Long-term severance liability	569	---

Total liabilities	6,817	9,088

Commitments and contingencies	---	---

Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 2,000,000 shares authorized, no shares issued	---	---
Common stock, $0.01 par value, 150,000,000 (2008) and 100,000,000 shares (2007) authorized, 18,561,676 (2008) and 5,920,270 (2007) shares issued; and 18,520,472 (2008) and 5,879,066 (2007) shares outstanding	185	59
Additional paid-in capital	161,732	145,774
Treasury stock, at cost – 41,204 common shares (2008 and 2007)	(227)	(227)
Accumulated deficit	(158,871)	(148,518)

Total stockholders’ equity (deficit)	2,819	(2,912)

Total liabilities and stockholders’ equity (deficit)	$9,636	$6,176

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations
 (in thousands, except share and per share data)

	Three months ended October 31, (Unaudited)				Year ended October 31,
	2008		2007		2008		2007

Net revenue		$3,339		$3,272		$13,927		$11,428

Cost of revenue		2,315		2,415		9,328		8,532

Gross profit		1,024		857		4,599		2,896

Operating expenses
Selling expenses		1,174		956		4,556		3,669
General and administrative expenses		2,023		2,536		9,519		8,944
Research and development		508		498		3,801		1,780
Severance		---		---		1,411		---

Total operating expenses		3,705		3,990		19,287		14,393

Loss from operations		(2,681)		(3,133)		(14,688)		(11,497)
Interest expense		(67)		(395)		(1,215)		(636)
Adjustment to fair value of derivatives		---		---		(311)		---
Other (expense) income, net		(12)		(10)		50		31

Loss before provision for income taxes		(2,760)		(3,538)		(16,164)		(12,102)
Provision for income taxes		---		---		---		---

Loss from continuing operations		(2,760)		(3,538)		(16,164)		(12,102)
Income (loss) from discontinued operations, net of income tax effect (including gain on disposal of $4,502 in 2008 and loss on disposal of $7,107 in 2007)		4,539		(398)		5,219		(8,896)

Net income (loss)		$1,779		$(3,936)		$(10,945)		$(20,998)

Basic and diluted loss per share:
Continuing operations	$	(0.15)		$(0.60)		$(1.02)		$(2.06)
Discontinued operations		$0.25	$	(0.07)		$0.33)		$(1.52)

Net income (loss) per share		$0.10	$	(0.67)	$	(0.69)	$	(3.58)

Weighted average number of shares outstanding – Basic and diluted		18,520,564		5,867,077		15,778,912		5,868,854